Exhibit 10.1
SETTLEMENT AGREEMENT

THIS AGREEMENT is made as of the 13th day of August, 2007

BETWEEN:
Stephen E. Lerch,

(hereinafter referred to as the "Employee")

AND:

WORKSTREAM INC.,
a corporation incorporated under the laws of Canada

(hereinafter referred to as the “Employer”)

WHEREAS:

A.	The Employee and the Employer entered into an Employment Agreement dated as of the 4th day of August, 2005 (the “Employment Agreement”).

B.	It is the desire of both parties that the Employment Agreement be terminated.

C.	It is the desire of both parties to settle any and all outstanding matters arising from the Employee’s employment with the Employer pursuant to the terms hereof.

NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereto covenant and agree as follows:

1.
The Employee resigned as Executive Vice President, Chief Operating Officer, and Chief Financial Officer of the Employer as of the 25th day of August 2007 and the Employer accepted the Employee’s resignation on June 11, 2007. For all purposes of this Agreement, the effective date of resignation is June 11, 2007. The Employment Agreement is hereby terminated as of the 25th day of August 2007.

2.	The Employer agrees to the following terms related to the employee’s separation:
a.	Employer shall pay to the Employee at separation 26 days of accrued vacation ($24,417.80), less any and all appropriate deductions (the “Earnout”).
b.
Employer agrees to pay 6 months of severance $20,833.33 (less deductions) monthly with the last payment on February 22, 2008, totaling $125,000.00. This will include 6 months of car allowance totaling $3514.29 or $270.33 per pay period.

c.	Employee will be entitled to full health and welfare benefits currently in place, including COBRA and life insurance through the severance period. ($3106.92).
d.	Employee agrees to forfeit 350,000 stock options on date of separation, August 24, 2007.
e.
Employer agrees to distribute an aggregate total of 100,000 restricted stock units. Specifically, 33,334 shares are currently vested of which 16,667 have already been distributed; the remaining 66,666 shares will be granted at separation along with the undistributed vested amount of 16,667.

f.
Employer agrees to pay income tax on the 100,000 shares distributed in calendar year 2007. These taxes are estimated at 35% of fair value for the award components at the dates of distribution and will be grossed up as appropriate.

g.	Employer agrees to provide executive level outplacement services from Allen and Associates if the Employee elects to do so within 60 days of separation date.
h.	Employer agrees to “give” the Toshiba laptop to Employee after company files have been extracted and the laptop is certified as “re-purposed” by Workstream’s Operations Department.

3. Upon payment of the amount set out in paragraph 2, the Employee agrees to execute the Release in the form attached hereto as Schedule “A”.

4.
The parties acknowledge that in carrying out of his duties under the Employment Agreement, the Employee has had access to and become entrusted with confidential information regarding the business plans and operations of the Employer, computer systems and technology, unique methodology and other proprietary information. The Employee acknowledges that the right to maintain such detailed confidential information constitutes a proprietary right, which the Employer is entitled to protect. Accordingly, the Employee shall not at any time hereafter, disclose any of such detailed confidential information, trade secrets or other private affairs of the Employer to any person or persons, firm, association or corporation, nor shall the Employee use the same for any purpose.

5.
The Employee shall not, without prior written consent of the Employer for a period of six (6) months from the date hereof, either alone or in conjunction with any individual, firm, corporation, association or any entity, except for the Employer, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, perform the duties of or provide the services as are described in section 2.2 of the Employment Agreement in a business which competes with the Employer, within any geographical location where the Employer has carried on business or expended time and personnel and financial resources or been involved in any capacity in any business. Furthermore, the Employee also agrees that he will not attempt to hire or encourage to leave their employ, any of the Employer's other employees.

6.
The rights and obligations that accrue to the Employer under this Agreement shall pass to its successors or assigns. The rights of the Employee under this Agreement are not assignable or transferable in any manner. However, if the Employee should become deceased prior to the full payment of the amounts set forth in paragraph 2 above, such payments will continue to his heirs until the obligation has been satisfied.

7.	All dollar amounts referred to in this Agreement are in United States funds.

8.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida as applicable therein.

9.
Future Cooperation and Indemnification. After the separation date, the Employee will cooperate with, and assist the Employer in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, subject to reimbursement for any expenses. If in the reasonable discretion of Employee, an attorney is required to assist Employee in any such proceeding, then Employer will provide Employee counsel acceptable to both Employee and Employer. The Employer shall also indemnify, hold harmless and defend Employee from any legal action brought against Employee as a result of his employment with Employer to the fullest extent permitted by Florida law except to the extent determined by final judgment that the Employee engaged in intentional misconduct. Employee will fully cooperate in providing any defense.

10.
The Employer releases the Employee with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship.

11.	The parties agree not to sue each other for any claims covered by the release in this Agreement following payment of the amounts set forth in paragraph 2.

12.	The prevailing party in any dispute regarding this Agreement is entitled to payment of its reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

13.
This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, and there are no other warranties, agreements or representations between the parties except as expressly set forth herein.

14.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, executors, administrators, successors and assigns.

15.
This Agreement may be executed by the parties in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.
The Employee acknowledges that he has read and understands the Agreement and acknowledges that he has had the opportunity to obtain independent legal advice regarding the terms of the Agreement and their legal consequences.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first set forth above.

SIGNED, SEALED & DELIVERED

/s/		/s/ Stephen E. Lerch
Witness		Stephen E. Lerch

WORKSTREAM INC.

	Per:	/s/ Michael Mullarkey
	Title:	Chairman

SCHEDULE “A”

RELEASE

IN CONSIDERATION of the payment by Workstream Inc. (“Workstream”) of the Earnout as defined in the Settlement Agreement (the “Settlement Agreement”) between Workstream Inc. (“Workstream”) and Stephen E. Lerch (“Lerch”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

LERCH HEREBY RELEASES AND FOREVER DISCHARGES Workstream, its current and former directors, officers, shareholders, employees and agents and its successors, administrators and assigns, from and against all actions suits, debts, duties, covenants, contracts, claims, cross-claims, complaints, statutory rights or remedies and demands whatsoever and of every nature or kind which Lerch ever had, now has or hereafter may have against them, including all damages, loss or injury not known or anticipated but which may arise in the future and all effects and consequences thereof, arising out of or in any way connected with Lerch’s employment or the cessation of that employment, including any and all claims for damages, salary, wages, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, retirement or pension allowances, stock options or any other right or benefit in any way arising out of that employment or the cessation thereof, excluding any and all consideration owed to Lerch as described in the Settlement Agreement. Lerch specifically releases Workstream from any claim for notice, pay in lieu of notice, wrongful dismissal, breach of any employment agreement, in particular the employment agreement between Stephen E. Lerch and Workstream dated as of the 4th day of April, 2005, severance pay or any damages or other payment of any kind pursuant to the common law, Ontario Employment Standards Act, Ontario Human Rights Act or any other applicable or similar legislation, including any and all applicable or similar U.S. legislation.

THIS AGREEMENT shall ensure to the benefit Workstream and shall be binding upon Stephen E. Lerch, his heirs, administrators and assigns.

IT IS UNDERSTOOD AND AGREED that nothing in this Agreement nor the consideration paid therewith shall be construed as an admission of liability on the part of Workstream.

THE RELEASOR HEREBY DELCARES that he fully understands this settlement, and has had the opportunity to obtain independent legal advice in connection with the settlement and this release and voluntarily accepts the settlement as a full and final settlement of all claims as aforesaid.

IN WITNESS WHEREOF the Releaser has hereunto set his hand this 13th day of August 2007.

SIGNED, SEALED AND DELIVERED	)
In the presence of	)
)
)
/s/	)	/s/ Stephen E. Lerch
Witness		Stephen E. Lerch